August 28, 2019

Dave Guiteau
Chief Financial Officer
Starwood Real Estate Income Trust, Inc.
1601 Washington Avenue
Suite 800
Miami Beach, FL 33139

       Re: Starwood Real Estate Income Trust, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 28, 2019
           File No. 333-220997
           Form 10-Q for the Fiscal Quarter Ended March 31, 2019
           Filed May 14, 2019
           File No. 000-56046

Dear Mr. Guiteau:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities